Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

•
Registration Statement (Form S-3 No. 333-264839) on Form S-3,
•
Registration Statement (Form S-8 No. 333-266470) pertaining to the 2021 Equity Incentive Plan and the 2021 Employee Stock Purchase Plan of Talis Biomedical Corporation,
•
Registration Statement (Form S-8 No. 333-253218) pertaining to the 2013 Equity Incentive Plan, the 2021 Equity Incentive Plan and the 2021 Employee Stock Purchase Plan of Talis Biomedical Corporation, and
•
Registration Statement (Form S-8 No. 333-261267) pertaining to the 2021 Inducement Plan of Talis Biomedical Corporation;

of our report dated March 22, 2023, with respect to the financial statements of Talis Biomedical Corporation included in this Annual Report (Form 10-K) of Talis Biomedical Corporation for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Chicago, Illinois

March 22, 2023